Exhibit 99.1

Contact:	Investor Relations
Tempur-Pedic International Inc.
800-805-3635

For Immediate Release

TEMPUR-PEDIC INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

–    Pro Forma EPS Up 28% and GAAP EPS Up 30% in Fourth Quarter

–    Company to Introduce New Mattresses, Expand R&D and Marketing Programs, and Increase Share Repurchase Program in 2006

LEXINGTON, KY, January 26, 2006 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced net sales and earnings for the fourth quarter and full year ended December 31, 2005. The Company also announced key business initiatives and financial guidance for 2006, a $100.0 million expansion of its share repurchase program and an additional repatriation of foreign earnings.

Fourth Quarter 2005 Financial Summary

•	Net sales rose 9% to $215.6 million from $198.4 million in the fourth quarter of 2004. Retail channel sales worldwide increased 15%. Sales in the U.S. retail channel grew 7%. Sales in the international retail channel increased 30%.

•	Pro forma EPS rose 28% to $0.32 per diluted share in the fourth quarter of 2005 from $0.25 per diluted share in the fourth quarter of 2004. EPS under Generally Accepted Accounting Principles (GAAP) rose 30% to $0.30 per diluted share in the fourth quarter of 2005 from $0.23 per diluted share in the fourth quarter of 2004.

•	The Company repurchased more than 6.8 million shares of its common stock at a total cost of $76.0 million during the fourth quarter. The Company’s Board of Directors has authorized a $100.0 million increase in the Company’s share repurchase program.

•	The Company completed the repatriation of an additional $40.7 million of foreign earnings, related to the American Jobs Creation Act of 2004, for a total of $155.7 million of foreign earnings repatriated during the year.

For the fourth quarter of 2005, the Company reported net income under GAAP of $30.4 million compared to $23.9 million in the fourth quarter of 2004, an increase in net income of 27%. Pro forma net income rose 23% to $31.5 million from $25.7 million in the fourth quarter of 2004. GAAP results for the fourth quarter of 2005 include a one-time charge of $0.02 per fully diluted share to recognize the loss on debt extinguishment related to the previously disclosed refinancing of the Company’s senior credit facility, a $0.01 charge for non-cash stock-based compensation expense and a one-time tax benefit of $0.01 per fully diluted share related to a favorable tax ruling. Share repurchases contributed approximately $0.01 to fourth quarter 2005 fully diluted EPS.

For a complete discussion of pro forma adjustments, see the Supplemental Information included later in this press release.

Full-year 2005 Financial Summary

For the full year ended December 31, 2005, net sales totaled $836.7 million, 22% higher than net sales for the year ended December 31, 2004. Retail channel sales worldwide were strong, rising 31%. Reflecting the strong cash flow dynamics of the business, operating cash flows rose 33% to $102.2 million for the full year 2005, up from $77.0 million for 2004. The Company reported full year 2005 GAAP net income of $99.3 million, or $0.97 per diluted share, compared to $75.0 million, or $0.73 per diluted share, for 2004. This represents a 32% increase in GAAP net income and a 33% increase in GAAP net income per diluted share. The Company also reported full year 2005 pro forma net income of $109.0 million, or $1.07 per diluted share, compared to $84.4 million, or $0.82 per diluted share, for 2004. This represents a 29% increase in pro forma net income and a 30% increase in pro forma net income per diluted share.

Chief Executive Officer Robert B. Trussell, Jr. commented, “2005 was a solid year with continued growth in net sales and earnings. We were very pleased to deliver earnings per share at the high end of our expectations, even though sales were less than guidance. Our fourth quarter performance demonstrates Tempur-Pedic’s ability to generate strong earnings in the face of a more challenging sales environment, sharp increases in raw material prices in our industry and increased transportation costs.”

President H. Thomas Bryant noted, “In the fourth quarter, our specialty retail channel was weaker than expected for pillows and mattresses. Additionally, we opened or expanded distribution in several large U.S. accounts later in the quarter than we had originally expected, which impacted the level of sell-through. Lastly, while our international pillow business continues to recover, it was not at the levels we had anticipated for the quarter.

“We have undertaken several initiatives to accelerate U.S. sales growth and otherwise strengthen our business in 2006. We are expanding our retail sales force in both the U.S. and internationally. To continue building brand awareness, we are increasing our marketing investment around the world. In addition, we will selectively expand our distribution in retail accounts in the U.S., Europe and Asia.

“We are also focusing on our commitment to be the leader in innovation and new product development by increasing investment in R&D. Continuing our longstanding commitment to the premium market, next week at the Las Vegas furniture show we will launch two new high-end mattresses, ‘The GrandBed by Tempur-Pedic™’ and ‘The RhapsodyBed by Tempur-Pedic™’, whose queen-size mattresses will retail at $5,499 and $2,399, respectively. In addition, based on an analysis of our U.S. mattress sales and consumer feedback, we have redesigned the Classic model and will launch it next week. We expect this launch to support our effort to accelerate unit volume growth.

“During 2005 we successfully executed our strategy of delivering effective, low cost operations by implementing a number of initiatives to generate productivity improvements and cost reductions throughout our manufacturing and supply chain operations. These initiatives have already provided a significant benefit to our business and we will expand them in 2006.”

Expanded Share Repurchase Program and Amendment to Senior Credit Facility

In connection with the Company’s $80.0 million share repurchase program announced in October 2005, during the fourth quarter of 2005 the Company purchased more than 6.8 million shares of its common stock for a total cost of $76.0 million. Common shares outstanding at December 31, 2005 were 92.4 million, compared to 98.2 million at the end of 2004.

The Company also announced that the Board of Directors has increased the total amount of the Company’s share repurchase program by $100.0 million to $180.0 million. Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management and a committee of the Board deem appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. This share repurchase program may be limited, suspended or terminated at any time without prior notice.

In connection with the expansion of the share repurchase program, the Company intends to amend its existing senior credit facility and has received commitments from its lenders to increase the U.S. revolver component. The Company expects that this amendment will be completed in the next week.

Mr. Trussell commented: “We are very confident in the Company’s future, our superior products and our ability to remain the market leader in the visco-elastic category. We believe the share repurchase program is an attractive vehicle to significantly increase shareholder value over the long term, particularly in light of the strong cash flow generated by the Company’s business model.”

2006 Guidance

The Company issued full-year 2006 guidance for net sales and pro forma diluted net income per share. It currently expects net sales for 2006 to range from $940.0 million to $970.0 million, an increase of 12% to 16% over 2005. It currently expects pro forma diluted earnings per share for 2006 to range from $1.20 to $1.25, which excludes a full year GAAP charge of approximately $0.02 for stock option expense. This guidance reflects an increase of 12% to 17% compared to 2005 pro forma earnings per share of $1.07. The Company’s earnings guidance reflects the Company’s traditional practice of incurring heavier marketing expenditures as a percentage of sales in the first quarter of each year. The Company notes that its guidance for diluted earnings per share does not assume any benefit from a potential reduction in shares outstanding related to future share repurchases. The Company expects full year capital expenditures to be approximately $35.0 million, which includes $15.0 million related to its Albuquerque, New Mexico production facility. The Company also notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Conference Call Information

Tempur-Pedic International will host a live conference call with Chief Executive Officer Robert Trussell, Jr., President H. Thomas Bryant, and Chief Financial Officer Dale Williams to discuss fourth quarter financial results today, January 26, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The dial-in number for the conference call is 706-634-0167. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

For those who cannot listen to the live broadcast, a replay of the call will be available from January 26, 2006 at 8:00 p.m. Eastern Time through February 2, 2006. To listen to the telephone replay, dial 706-645-9291, conference ID #4096405.

An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, initiatives to increase sales, the rollout and market acceptance of new products, initiatives to generate productivity improvements and reduce costs, the Company’s intention to repurchase shares of its common stock from time to time under its share repurchase program and to obtain an amendment to its senior credit facility, and management’s expectations regarding its net sales, pro forma and GAAP net income and capital expenditures for 2006, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; rising commodity costs; the market price for the Company’s common stock prevailing from time to time; and the nature of other investment opportunities presented to the Company from time to time. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Business-Risk Factors”. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its proprietary TEMPUR® pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY.

For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	Chg %	2005	2004	Chg %
Net sales	$215,643	$198,406	9%	$836,732	$684,866	22%
Cost of sales	106,997	95,624		412,790	323,852

Gross profit	108,646	102,782	6%	423,942	361,014	17%

Selling and marketing expenses	37,480	37,216		162,188	138,735
General and administrative expenses	16,355	19,987		68,204	68,961
Research and development expenses	752	902		2,696	2,283

Operating expense	54,587	58,105	(6)%	233,088	209,979	11%

Operating income	54,059	44,677	21%	190,854	151,035	26%

Other income (expense), net:
Interest expense, net	(4,958)	(5,685)		(20,264)	(23,550)
Loss on extinguishment of debt	(3,528)	—		(4,245)	(5,381)
Other income (expense), net	(40)	62		127	83

Total other expense	(8,526)	(5,623)		(24,382)	(28,848)

Income before income taxes	45,533	39,054		166,472	122,187
Income tax provision	15,172	15,174		67,143	47,180

Net income	$30,361	$23,880	27%	$99,329	$75,007	32%

Earnings per share:
Basic	$0.32	$0.24		$1.01	$0.77
Diluted	$0.30	$0.23		$0.97	$0.73
Weighted average shares outstanding:
Basic	95,762	97,977		98,012	97,695
Diluted	99,563	103,208		102,144	102,876

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(In thousands)

	December 31, 2005	December 31, 2004	Chg %
ASSETS
Current Assets:
Cash and cash equivalents	$17,855	$28,368
Accounts receivable, net	111,726	93,804
Inventories	81,064	66,162
Prepaid expenses and other current assets	11,072	12,523
Income taxes receivable	19	4,136
Deferred income taxes	6,532	8,853

Total current assets	228,268	213,846	7%
Property, plant and equipment, net	193,224	138,457
Goodwill	199,962	200,810
Other intangible assets, net	73,908	76,122
Deferred financing and other non-current assets, net	6,949	10,388

Total assets	$702,311	$639,623	10%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,639	$34,771
Accrued expenses and other	56,570	55,600
Current portion of long-term debt	30,770	8,758

Total current liabilities	120,979	99,129	22%
Long-term debt	313,711	280,913
Deferred income taxes	40,386	43,771
Other non-current liabilities	906	2,189

Total liabilities	475,982	426,002	12%
Stockholders’ Equity: Common stock - $.01 par value; 300,000 shares authorized; 99,215 and 92,448 shares issued and outstanding, respectively in 2005; and 98,194 shares issued and outstanding in 2004	992	982
Treasury stock, at cost; 6,766 shares in 2005	(75,218)	—
Additional paid in capital	255,369	253,134
Deferred stock compensation - net of amortization of $12,313 and $9,429, respectively	(2,196)	(5,079)
Retained earnings (deficit)	46,245	(52,623)
Accumulated other comprehensive income	1,137	17,207

Total stockholders’ equity	226,329	213,621	6%

Total liabilities and stockholders’ equity	$702,311	$639,623	10%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2005	2004	Chg %
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$99,329	$75,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,999	23,312
Amortization of deferred financing costs	2,153	3,488
Loss on extinguishment of debt	4,245	—
Stock-based compensation amortization	2,883	5,207
Allowance for doubtful accounts	2,666	3,681
Deferred income taxes	4,424	4,685
Foreign currency adjustments	1,022	866
Loss on sale of equipment and other	754	434
Changes in operating assets and liabilities:
Accounts receivable	(27,273)	(32,996)
Inventories	(18,448)	(6,292)
Prepaid expenses and other current assets	258	(6,520)
Accounts payable	1,653	6,667
Accrued expenses and other	(1,539)	1,316
Income taxes	5,123	(1,889)

Net cash provided by operating activities	102,249	76,966	33%

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(2,014)	(342)
Purchases of property, plant and equipment	(84,881)	(38,419)
Proceeds from sale of equipment	311	410

Net cash used by investing activities	(86,584)	(38,351)	126%

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term Revolving Credit Facility	368,500	50,512
Repayments of long-term Revolving Credit Facility	(302,500)	(48,670)
Proceeds from issuance of long-term debt	109,858	—
Repayments of long-term debt	(173,688)	(37,688)
Repayments of Senior Subordinated Notes	—	(52,500)
Proceeds from issuance of Industrial Revenue Bonds	53,925	—
Cash held in trust for repayment of Senior Subordinated Notes	—	60,243
Common stock issued, including reissuances of treasury shares	2,551	1,847
Treasury shares repurchased	(76,000)	—
Payments of deferred financing costs	(2,601)	(2,251)

Net cash used by financing activities	(19,955)	(28,507)	(30)%

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6,223)	4,030

Increase (decrease) in cash and cash equivalents	(10,513)	14,138
CASH AND CASH EQUIVALENTS, beginning of period	28,368	14,230

CASH AND CASH EQUIVALENTS, end of period	$17,855	$28,368	(37)%

Supplemental Information

Pro Forma Net Income and Other Financial Data

To further provide investors useful information, pro forma net income is presented and represents the Company’s GAAP net income before income tax expense on repatriation of foreign dividend, income tax benefit from a favorable state tax ruling, non-cash stock-based compensation expense, and loss on debt extinguishment for the three and twelve months ended December 31, 2005.

The Company believes that excluding the above items provide a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Pro Forma Net Income,

and Other Financial Data

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
GAAP net income	$30,361	$23,880	$99,329	$75,007

Income tax provision on repatriation dividend	80	—	6,571	—
Income tax benefit on favorable state tax ruling	(1,588)	—	(1,588)	—
Non-cash stock-based compensation expense	462	915	2,445	5,171
Secondary public offering expenses	—	939	—	939
Loss on extinguishment of debt, net of tax	2,212	—	2,212	3,309

Pro forma net income	$31,527	$25,734	$108,969	$84,426

GAAP net income per share, diluted	$0.30	0.23	0.97	0.73

Income tax provision on repatriation dividend	—	—	0.07	—
Income tax benefit on favorable state tax ruling	(0.01)	—	(0.01)	—
Non-cash stock-based compensation expense	0.01	0.01	0.02	0.05
Secondary public offering expense	—	0.01	—	0.01
Loss on extinguishment of debt, net of tax	0.02	—	0.02	0.03
Pro forma net income per share, diluted	$0.32	0.25	1.07	0.82

Other financial data

Depreciation and Amortization	$6,755	$7,325	$27,882	$28,519
Net debt	$326,626	$261,303	$326,626	$261,303

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the fourth quarter of 2005 compared to 2004:

($ in thousands)
	CONSOLIDATED Three Months Ended December 31,		DOMESTIC Three Months Ended December 31,		INTERNATIONAL Three Months Ended December 31,
	2005	2004	2005	2004	2005	2004
By Sales Channel
Retail	$166,580	$145,321	$104,838	$97,826	$61,742	$47,495
Direct	24,768	27,120	20,882	22,446	3,886	4,674
Healthcare	11,844	12,869	2,654	3,231	9,190	9,638
Third Party	12,451	13,096	3,605	2,959	8,846	10,137

Total	$215,643	$198,406	$131,979	$126,462	$83,664	$71,944

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED Three Months Ended December 31,		DOMESTIC Three Months Ended December 31,		INTERNATIONAL Three Months Ended December 31,
	2005	2004	2005	2004	2005	2004
Net Sales
Mattresses	$142,418	$127,176	$93,466	$87,488	$48,952	$39,688
Pillows	33,367	37,762	15,222	17,487	18,145	20,275
Other	39,858	33,468	23,291	21,487	16,567	11,981

Total	$215,643	$198,406	$131,979	$126,462	$83,664	$71,944

Units Sold(1)
Mattresses	176,221	154,908	89,689	90,072	86,532	64,836
Pillows	669,529	784,478	313,004	366,671	356,525	417,807

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.

The following table highlights net sales information, by channel and by segment, for the full year of 2005 compared to 2004:

($ in thousands)
	CONSOLIDATED Twelve Months Ended December 31,		DOMESTIC Twelve Months Ended December 31,		INTERNATIONAL Twelve Months Ended December 31,
	2005	2004	2005	2004	2005	2004
By Sales Channel
Retail	$638,977	$489,480	$426,069	$327,081	$212,908	$162,399
Direct	103,197	99,687	88,555	84,147	14,642	15,540
Healthcare	45,949	46,555	10,998	11,446	34,951	35,109
Third Party	48,609	49,144	10,664	8,044	37,945	41,100

Total	$836,732	$684,866	$536,286	$430,718	$300,446	$254,148

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED Twelve Months Ended December 31,		DOMESTIC Twelve Months Ended December 31,		INTERNATIONAL Twelve Months Ended December 31,
	2005	2004	2005	2004	2005	2004
Net Sales
Mattresses	$566,460	$433,285	$391,942	$302,501	$174,518	$130,784
Pillows	126,227	138,044	54,014	54,321	72,213	83,723
Other	144,045	113,537	90,330	73,896	53,715	39,641

Total	$836,732	$684,866	$536,286	$430,718	$300,446	$254,148

Units Sold(1)
Mattresses	685,316	547,705	383,663	323,444	301,653	224,261
Pillows	2,535,981	2,896,786	1,100,725	1,117,640	1,435,256	1,779,146

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.